Exhibit 10.64

THIRD AMENDMENT
TO THE EMPLOYEE SAVINGS PLAN OF
IDAHO POWER COMPANY

The Employee Savings Plan of Idaho Power Company, as amended and restated effective January 1, 2010 (the “Plan”) is further amended as set forth below.

1.    Effective September 16, 2013, Section 1.36, definition of Spouse, is amended to read as follows:

“‘Spouse’ means the person to whom a Participant is legally married at a specified time; “surviving Spouse” means the person to whom a Participant is legally married at the time of his or her death. Marriage shall be determined based on the law of the jurisdiction where the marriage was performed.”

2.	Effective January 1, 2013, Section 6.1 is amended to clarify the application of the elapsed time method of determining service for vesting purposes, to read as follows:

“Participants shall be fully vested in their Deferral Contribution, After-Tax Contribution, Rollover contribution, and Roth Accounts. A Participant shall have a 100% vested and nonforfeitable interest in his or her Matching Contribution Account upon completion of one year of service. A year of service for this purpose is a cumulative twelve month period commencing with the Participant’s first date of employment, determined according to the elapsed time method set forth in DOL Regulation §2530.200b-9 and the vesting rules in subsection (d) of that regulation. Subject to the break in service rules of that regulation, nonsuccessive periods of service shall be aggregated and any periods of service of less than a whole year (whether or not consecutive) shall be aggregated on the basis that twelve months of service equals one year of service, and 30 days of service equals a month of service.”

IN WITNESS WHEREOF, the Employer has executed this Amendment this 11th day of October, 2013.

IDAHO POWER COMPANY
Employer

By:    /s/ Luci K. McDonald
Luci K. McDonald

Its:	VP, Human Resources and Corporate Services